           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             BANKAMERICA CORPORATION
                          PROXY/VOTING INSTRUCTION CARD

         I appoint (and authorize ChaseMellon Shareholder Services, LLP to take all necessary steps on my behalf to confirm such appointment) David Coulter, James Roethe and Cheryl Sorokin, individually and together, proxies with full power of substitution, to vote all of my BankAmerica Corporation common stock at the Special Meeting of Shareholders to be held at Nob Hill Masonic Center, 1111 California Street, San Francisco, California on September 24, 1998, at 9:00 a.m. (Pacific Time) and at any adjournment or postponement of the meeting. In the absence of instructions from me my proxies will vote in accordance with the Directors' recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

         This card also provides voting instructions to the trustee of the BankAmerica 401(k) Investment Plan (Plan) for participants with shares allocated to their accounts. The trustee will only vote those Plan shares for which voting instructions are received. Employee participants in the Plan may authorize a proxy to vote their shares by telephone as described on the reverse side of this proxy card unless they wish to provide different voting instructions for the Plan shares versus shares held directly. Your directions to vote shares held in the Plan will be kept confidential. (See Joint Proxy Statement--Prospectus under "BankAmerica").

         YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A SHAREHOLDER OF RECORD, OR A 401(k) PLAN PARTICIPANT USE THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET VOTING PROCEDURES SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY OR GIVE INSTRUCTIONS TO THE 401(k) PLAN TRUSTEE TO VOTE YOUR SHARES. YOU WILL REDUCE BAC'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE OR INTERNET.

       (Continued, and to be marked, dated and signed, on the other side)

                              FOLD AND DETACH HERE



                                     [LOGO]





Recycled paper is used for all the materials you received with this package, including the envelopes.

                                                 Please mark   / X /
                                                 your votes
                                                 like this.

              The Board of Directors recommends a vote FOR Item 1.

Item 1. Approval of the Agreement and Plan of Reorganization, dated as of April 10, 1998, by and between NationsBank Corporation and BankAmerica Corporation, and the transactions contemplated by that agreement.


         /  /   FOR   /  /   AGAINST  /  /   ABSTAIN


I/We plan to attend the special meeting in San Francisco, California: please send ticket (admits 2) / /


Signature_______________________Signature_______________________Date___________
NOTE: Please sign exactly as name(s) appear(s) hereon. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the shareholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign. Date and promptly return this card in the envelope provided.

                              FOLD AND DETACH HERE

                          VOTE BY TELEPHONE OR INTERNET
                          QUICK *** EASY *** IMMEDIATE


Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: CALL 1-800-435-6710 ON A TOUCH-TONE PHONE ANYTIME. THERE IS
               NO CHARGE TO YOU FOR THIS CALL.

               You will be asked to enter the Control Number (look below at right).

     OPTION A: To vote as the Board of Directors recommends, press 1.
               Your vote will be confirmed.

     OPTION B: If you choose to vote AGAINST or ABSTAIN, press 0. You will hear these instructions:

               Item 1: To vote FOR, press 1; AGAINST, press 2; ABSTAIN, press 3.

               When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:  http://www.eproxy.com/bac/

Please have this card handy when you call or log on to the Internet. You'll need it in front of you in order to complete the voting process. There may be Internet charges (usage or server fees) that must be paid by the shareholder.

BAC has been advised by counsel that these telephone and Internet voting procedures comply with Delaware law.

                                             FOR TELEPHONE AND INTERNET VOTING: